Exhibit 15.5

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong.

香港 紅磡 德豐街22號 海濱廣場二期 13樓1304室

Tel 電話: (852) 2126 2388   Fax 傳真: (852) 2122 9078

Email 電郵: info@czdcpa.com

April 6, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read Item 16F of Form 20-F for the year ended December 31, 2022 of Luckin Coffee Inc. (the “Company”) and are in agreements with the statements concerning our firm therein. We are not in a position to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.
Hong Kong, China

April 6, 2023